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On March 1, 2018, La Quinta Holdings Inc. (“La Quinta,” “La Quinta Holdings” or the “Company”) posted an audio recording and transcript of the Company’s fourth quarter and full year 2017 earnings conference call to the Company’s website at www.lq.com in the “Investor Relations” section. A copy of the transcript of this call is set forth below.

FEBRUARY 28, 2018 La Quinta Holdings Inc Earnings Call

CORPORATE PARTICIPANTS

James H. Forson La Quinta Holdings Inc.—CFO, EVP and Treasurer

Keith A. Cline La Quinta Holdings Inc.—CEO, President and Director

Kristin Hays La Quinta Holdings Inc.—SVP, Investor Relations & Corporate Communications

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the La Quinta Holdings Fourth Quarter and Full Year 2017 Earnings Conference Call. (Operator Instructions) As a reminder, this conference may be recorded.

I would now like to turn the call over to your host, Ms. Kristin Hays. Ms. Hays, you.

Kristin Hays—La Quinta Holdings Inc.—SVP, Investor Relations & Corporate Communications

Thank you, operator. Good afternoon and welcome to La Quinta Holdings Fourth Quarter and Full Year 2017 Earnings Conference Call. As a reminder and as outlined in our earnings press release, given the anticipated timing of the pending acquisition of our franchise and management businesses by Wyndham, we will not be hosting a question and answer session on the call today. This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current view of future events and financial performance. Words such as outlook, expect, will, plan, anticipate, intend, believe and other similar expressions, identify forward-looking statements.

Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. For more details on these risks, please refer to the company’s most recently filed Annual Report on Form 10-K. In addition, in today’s remarks, we will refer to certain non-GAAP financial measures. You may find a reconciliation of the historical non-GAAP financial measures discussed in today’s call to the most comparable measures calculated and presented in accordance with GAAP in our earnings release, which may be found in the investor relations section of our website at www.lq.com.

Finally, please note that no portion of this presentation may be rebroadcast or rewritten in any form without the prior written consent of La Quinta. For those listening after February 28, 2018, we remind you that this presentation will not be updated and it is possible that the information discussed will no longer be current.

With that, I will now turn the call over to our President and CEO, Keith Cline.

Keith A. Cline—La Quinta Holdings Inc.—CEO, President and Director

Thank you, Kristin. Good afternoon, and welcome to La Quinta’s Fourth Quarter and Full Year 2017 Earnings Call. Also joining me today is Jim Forson, our Chief Financial Officer.

On the call today, we will provide an update on several topics. Our fourth quarter and full year performance, including our franchise development activity and continued progress towards our key strategic priorities and initiatives, the impact of Hurricanes Harvey and Irma on our business, the planned spinoff of our owned real estate, and the planned acquisition of our franchise and management businesses by Wyndham. I will start by touching on several highlights and accomplishments from 2017. First, RevPAR. System-wide comparable RevPAR grew 3.4% in the fourth quarter, led by growth of 8.1% at our franchise hotels, as these benefited from hurricane recovery efforts, partially offset by a decline of 2% at our owned hotels, as these hotels were impacted by displacement related to the hurricanes and repositionings.

For the full year, system-wide comparable RevPAR grew 2.9%, which resulted from 5.3% growth at our franchise hotels and an increase of 20 basis points at our owned hotels.

Important to our 2017 RevPAR results for the owned hotel portfolio is the fact that throughout 2017, we continued to make significant progress towards our key strategic initiative to drive consistency of product. Since we launched this initiative in the first quarter of 2016, La Quinta has exited over 40 franchise properties from the brand and over 200 franchise properties have either undergone or are undergoing a renovation. On the owned side of our business, we have disposed off a total of 24 properties. And for the past year, our primary focus in this regard has been on the repositioning of approximately 50 of our owned hotels.

I’m pleased to report that by the end of 2017, 27 of these assets had completed the construction phase of the project. And these significantly enhanced hotels are now in the process of being reintroduced to the markets with very encouraging early results. More specifically, for the hotels that have been out of construction for more than 2 months, we compared recent performance to the comparable period in the prior year. And on average, RevPAR is up nearly 13%. Net Promoter Scores are up over 40%, and RevPAR Index has improved over 1,000 basis points, primarily driven by double-digit growth in ADR, while also capturing significantly more occupancy.

Of course, and as we have stated previously, while we worked very hard to minimize it, construction from projects inevitably lead to some displacement and RevPAR impact. We believe that displacement at our hotels under construction, as a part of a repositioning project, reduced RevPAR growth for our owned hotels by approximately 100 to 125 basis points for the full year 2017. Looking forward, we expect the overall impact of these hotels to be a net positive to 2018, with sequential improvement as we move through the year.

As we consider our RevPAR results for 2017, it’s clear that we had fair amount of disruption in the system from items that are transient in nature. Displacement from renovation construction as well as the impact of Hurricanes Harvey and Irma, which left roughly 7% to 8% of our owned hotel rooms out of service during Q4, significantly impacting our revenue, RevPAR and RevPAR index performance.

We thought it would be helpful to take a measure of results outside of these influences if we remove the owned hotels significantly impacted by the hurricanes as well as the owned hotels under construction as a part of a repositioning project. For the fourth quarter, system-wide comparable RevPAR grew 5.6% and RevPAR Index grew nearly 100 basis points and owned hotels comparable RevPAR grew 1% and RevPAR Index grew over 125 basis points. For the full year, system-wide comparable RevPAR grew 4.4% and RevPAR Index grew nearly 200 basis points and owned hotels comparable RevPAR grew 2.6% and RevPAR index grew over 200 basis points.

We believe these results indicate that the underlying health of our owned hotels portfolio is strong. We expect to recover from the damage caused by the hurricanes, and we expect that the affected assets will be even better than they were before the storms. We also project that we will complete the majority of the remaining repositioning projects in the first half of 2018. While these items were headwinds in 2017 and will be for at least a portion of 2018, we believe that our owned hotels will emerge better and stronger, positioning these properties for solid economic recovery as we move forward.

And now a few additional highlights from 2017. We grew our franchise and other fee-based revenue 5.1% in the fourth quarter and 7.6% for the full year 2017. We continue to see significant positive movement in our Net Promoter Scores, especially at our owned Inns & Suites, where we saw a meaningful improvement year-over-year. In addition, our franchise properties continued to generate Net Promoter Scores well above the average of our competitive set.

We recaptured market share with a 138 basis point improvement in the system-wide RevPAR Index for the full year 2017. We once again grew our footprint during the fourth quarter with the opening of 12 franchise hotels totaling over 1,000 rooms. For the full year, we opened 36 franchise hotels, representing over 3,100 rooms.

We also signed 21 new franchise agreements in the fourth quarter, including key locations in downtown, Los Angeles; and Spokane, Washington; Sacramento, California; Atlanta and an additional location in Mexico. These new agreements helped to bring our total pipeline to 261 hotels and approximately 24,500 rooms at the end of 2017, up 6% from the prior year.

This pipeline continues to be geographically diverse, improves the quality of our brand portfolio as new hotels come online and continues to extend our distribution in the higher RevPAR markets.

Our teams remained highly focused in 2017, and continuing to drive consistency in the delivery of an outstanding guest experience. We talk a lot about the capital investments, we and our franchisees have made over the last few years. We’ve been doing more than making physical improvements to our hotels. We’ve been investing in our people, our training and development platforms, amenities at the hotel and enabling delivery of the “Here For You” guest experience. As a result, we continued to experience gains in market share, net promoter and service and product quality scores. We believe the improvements in our performance and market share gains in 2017 are a direct result of this focus on the guest and the investments we are making in the guest experience, and firmly indicate that our key strategies are working and that they’ll benefit La Quinta brand for the long-term.

I’ll now switch gears and talk about the financial impact of the hurricanes. As I mentioned earlier, Hurricanes Harvey and Irma have had a significant impact on our business, lifting the performance of our franchise hotels by creating significant challenges for certain of our owned hotels, particularly those in Florida affected by Hurricane Irma. The impact of the hurricanes on our business was greater in the fourth quarter than originally anticipated, positively so for the franchise hotels and negatively so for the owned hotels.

Specifically for the owned hotels, at the peak of the interruption, the hurricanes resulted in over 8% of our owned hotel rooms being out of service, including the complete closure of 7 hotels, significantly impacting revenue and adjusted EBITDA in the fourth quarter. As we mentioned then, the assessment of the damage to these hotels and the rooms was ongoing at the time of our third quarter call. At that time, we estimated that the impacts to our fourth quarter adjusted EBITDA would be approximately $5 million, which led us to reduce our full year adjusted EBITDA guidance for 2017 by a similar amount.

We now estimate that the impact of the hurricanes on fourth quarter results was a reduction of approximately $6 million in adjusted EBITDA. Our teams continue to work closely with insurance adjusters, contractors and general managers to bring the affected rooms back on line as quickly as possible. But the damage caused by Hurricane Irma continues to have a significant impact on our business in Florida. With so many rooms out of service, we unfortunately missed out on much of the benefit of peak season this year in Florida. As of today, approximately 5% of our owned rooms remain out of service due to hurricane damage. As a result of this ongoing challenge, we currently estimate that the revenue loss due to damage caused by the hurricanes could be in the range of $40 million to $50 million, translating to an estimated adjusted EBITDA loss of $28 million to $35 million for the full year 2018. We believe that this disruption should be limited to our 2018 results, and we expect to recover the vast majority of these lost economics through our business interruption insurance coverage.

2018 is going to be a year of fundamentals and transition for La Quinta. As we progress through the year, we’ll have more repositioned hotels with construction completed and ramping up as they are reintroduced to the markets, building on the positive early results we’ve already seen. Rooms out of service at hurricane impacted hotels will come back on line, and repaired and refreshed. Based on all this, our expectation is that performance on our owned hotel business will strengthen as we move through 2018 and into 2019.

We are on track to complete the planned spinoff of our owned real estate assets as CorePoint Lodging, and then execute the planned sale of La Quinta’s franchise and management businesses to Wyndham Hotel Group. While we do not have much more detail to share at this point, I can say that the transaction is expected to close in the second quarter of 2018, subject to the approval of our stockholders, regulatory approvals and the satisfaction of customary closing conditions.

With that, I’ll turn the call over to Jim to give you more details on La Quinta’s financial results. Jim?

James H. Forson—La Quinta Holdings Inc.—CFO, EVP and Treasurer

Thanks, Keith. For the fourth quarter of 2017, total revenue was $214.3 million compared to $222.6 million in the prior year fourth quarter. For the full year 2017, total revenue was $980.6 million compared to just over $1 billion in 2016. Contributing to these changes was the sale of several owned hotels during 2016 and 2017, which contributed revenues of approximately $29 million in 2016, which did not recur in 2017. Fourth quarter revenue was also impacted as a result of rooms out of service due to damage from Hurricanes Harvey and Irma. For the fourth quarter, system-wide comparable RevPAR increased 3.4% as compared to the prior year quarter, driven by an 8.1% increase in comparable RevPAR at our franchise hotels and a 2% decrease in comparable RevPAR in the owned hotel portfolio.

The fourth quarter RevPAR increase at our franchise hotels was driven by a 3.4% increase in ADR and a 288 basis point improvement in occupancy.

The fourth quarter RevPAR decrease at our owned hotels was the result of a 1.1% increase in ADR, offset by 185 basis point decline in occupancy. For the full year 2017, system-wide comparable RevPAR grew 2.9% as compared to the prior year, driven by a 5.3% increase in comparable RevPAR at our franchise hotels and a 20 basis point increase in comparable RevPAR in the owned hotel portfolio. The full year RevPAR increase at our franchise hotels was driven by a 2% increase in ADR and a 218 basis point improvement in occupancy. The full year RevPAR increase at our owned hotels was the result of a 1.1% increase in ADR, offset by a 58 basis point decline in occupancy.

Total adjusted EBITDA for the fourth quarter was $60.2 million compared to $69.9 million in the prior year fourth quarter. Total adjusted EBITDA for the full year 2017 was $326.9 million, which compares to total adjusted EBITDA of $360.4 million for the full year 2016.

Contributing to these changes was the impact of the hurricanes on fourth quarter results as well as the sale of several hotels in 2016 and 2017, that I mentioned earlier, which contributed EBITDA of approximately $1 million in the fourth quarter and $9 million for the full year 2016, which did not recur in 2017.

The balance of the difference between this year’s and last year’s adjusted EBITDA results continues to be primarily driven by the items we have discussed throughout the year, competitive compensation pressures as the labor market continues to tighten, continued growth of OTAs in our channel mix, investments in the guest experience, and increased corporate and field bonus accruals compared to the same period last year, partially offset by higher revenues generated from RevPAR outperformance at our franchise hotels. Despite the short-term pressure on adjusted EBITDA margins, we continue to firmly believe these investments are benefiting the brand and, in particular, our owned asset portfolio for the long term.

We believe that these near-term investments in driving consistency of product and in driving the consistent delivery of an outstanding guest experience will result in greater customer satisfaction, loyalty, revenues and long-term profitability. Total adjusted EBITDA margin for the fourth quarter was 28.1% compared to 31.4% in the prior year fourth quarter. For the full year 2017, total adjusted EBITDA margin was 33.3% versus 35.8% in 2016.

The pressure on adjusted EBITDA margin was primarily a result of the revenue disruptors we have already discussed as well as the expense items, I just described. During the fourth quarter, we incurred costs related to the separation of our real estate business from the Franchise and Management businesses as well as the pending acquisition of our Franchise and Management businesses by Wyndham, totaling approximately $9.6 million, which primarily includes professional services and retention costs. These costs are reflected within general and administrative expenses on our face financial statements, but have been removed for purposes of calculating adjusted net income and total adjusted EBITDA. For the fourth quarter, we reported net income of $121.2 million, which includes approximately $132 million of income tax benefit arising from the application of the new tax laws to our financial accounts, and more specifically, the effect of lower corporate tax rates on our deferred tax liabilities. On an adjusted basis, we reported net loss of $6.4 million. Earnings per share was $1.03, which includes approximately $1.13 of benefit related to the new tax laws. On an adjusted basis, we reported a net loss per share of $0.05.

For the full year, we reported net income of $152 million, again, inclusive of the application of the new tax laws as compared to a net loss of $1.3 million last year. Adjusted net income was $34.4 million compared to $58.3 million in 2016. Earnings per share was $1.30 per share compared to a prior year loss of $0.01 per share. On an adjusted basis, earnings per share was $0.29 per share compared to $0.49 per share in the prior year. With respect to our balance sheet, as of the end of the quarter, the ratio of our total debt, less cash or net debt to our trailing 12-month total adjusted EBITDA was 4.7x. For 2017, total capital expenditures were approximately $217 million, with approximately $144 million going toward the repositioning of certain of our owned hotels. Work on the remainder of these projects continues with our current expectation being that the majority of the associated remaining capital expenditure will occur in the first half of 2018. Work to recover rooms out of service due to hurricane damage began in the fourth quarter and will continue into 2018. We now estimate that our gross property loss related to both hurricanes will be approximately $70 million, which includes estimates of both insured and uninsured losses. We currently estimate our total out-of-pocket costs, inclusive of insurance deductibles, will be in a range of $15 million to $20 million.

We also intend to file business interruption claims, which we expect would be recovered in late 2018 or 2019.

Switching gears a bit. I’ll mention that La Quinta will adopt the new accounting rules around revenue recognition in the first quarter of 2018. There is more detail provided in our 10-K, but the primary areas considered for La Quinta were how we account for revenues related to our loyalty program and upfront fees associated with franchise agreements, as well as certain customer acquisition expenditures. We do not expect the adoption of this standard to have a significant impact on our 2018 operating results.

Turning to guidance. Looking forward, La Quinta is not providing guidance for 2018 given the anticipated timing of the planned spinoff of our owned real estate assets as well as the pending acquisition of our Franchise and Management businesses by Wyndham.

Also, in July of 2017, at the same time as the initial Form 10 filing for CorePoint Lodging, La Quinta filed an 8-K, which provided a view of what the financial results of CorePoint Lodging and New La Quinta, the latter representing our management and franchising businesses might have looked like on a stand-alone basis. That is, as if these 2 companies had operated as independent public companies. Within that filing, we offered a guidance range of $200 million to $215 million for the 2017 adjusted EBITDA results of CorePoint Lodging, as presented on this stand-alone basis. Please refer to the July 8-K for a non-GAAP reconciliation for this adjusted EBITDA guidance range. As an update, using this same stand-alone basis of presentation, CorePoint Lodging finished the full year 2017 with an adjusted EBITDA near the middle of that range.

With that, I will turn the call back over to Keith for some closing comments. Keith?

Keith A. Cline—La Quinta Holdings Inc.—CEO, President and Director

Thank you, Jim. 2017 was certainly an eventful year for La Quinta. Our team has remained focused and passionate, and I’m extremely proud of our success and our continued progress to make La Quinta better every day. While damage from the hurricanes will have a near-term impact on our results, we are encouraged by the health of our underlying business. We fully expect that our focused efforts and investments in our key strategic initiatives will drive long-term value for the La Quinta brand.

As Jim mentioned, we are not providing guidance for 2018 in light of the expected timing of our planned spinoff and proposed acquisition of our Franchise and Management businesses by Wyndham. This will be a transitional year for La Quinta with many moving parts, and ultimately we felt that this was the most appropriate course to follow. Near the time of the spin, management of CorePoint expects to conduct investor education meetings, during which, among other items, financial and strategic outlooks will be provided.

And with that, I will bring the call to a close. As always, thanks to everyone for your continuing interest and support of the La Quinta brand.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect, and have a wonderful day.

FORWARD LOOKING STATEMENTS

The foregoing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to the expected timing, completion and effects of the proposed merger, separation and spin-off, as well as other statements representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectations with respect to the costs and other anticipated financial impacts of the spin-off and merger; future financial and operating results of CorePoint Lodging Inc. (“CorePoint”) and La Quinta Holdings Inc. (“La Quinta”); the ability of La Quinta, CorePoint and Wyndham Worldwide Corporation (“Wyndham”) to complete the contemplated financing transactions and reorganizations in connection with the merger and the spin-off; La Quinta’s plans, objectives, expectations and intentions with respect to future operations and services; required approvals to complete the merger and the spin-off by our stockholders and by governmental regulatory authorities, and the timing and conditions for such approvals; the stock price of CorePoint following the consummation of the transactions; the stock price of La Quinta prior to the consummation of the transactions; and the satisfaction of the closing conditions to the proposed merger and the spin-off. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our filings with the SEC. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this communication. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this communication, such statements or disclosures will be deemed to modify or supersede such statements in this communication.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of La Quinta by Wyndham. In connection with this proposed acquisition, La Quinta may file one or more proxy statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document La Quinta may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF LA QUINTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of La Quinta. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by La Quinta through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by La Quinta will be available free of charge on La Quinta’s internet website at www.lq.com or upon written request to: Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, TX 75038, or by telephone at (214) 492-6600.

Participants in Solicitation

La Quinta, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of La Quinta in connection with the proposed merger is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 28, 2018, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 7, 2017 and its Current Report on Form 8-K, which was filed with the SEC on February 28, 2018.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Tel. 214-492-6600

www.lq.com